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Exhibit 21

Subsidiaries of e-commerce group, Inc.

Sports Fitness & Leisure Limited

Sports Fitness & Leisure Financial Services Limited

Sports Fitness & Leisure Insurance Services Limited

Sports Fitness & Leisure Management Services Limited